     As filed with the Securities and Exchange Commission on November 28, 2000


                                                      Registration No. 333-42810

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                                AMENDMENT NO. 3


                                       to
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      under
                           the Securities Act of 1933

                              STAN LEE MEDIA, INC.
             (Exact name of Registrant as specified in its charter)

                Colorado                                    84-1341980
   (State or other jurisdiction of                       (I.R.S. employer
   incorporation or organization)                      identification number)

                       15821 Ventura Boulevard, Suite 675
                                Encino, CA 91436
                                 (818) 461-1757
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Rick C. Madden
             Executive Vice President, General Counsel and Secretary
                              Stan Lee Media, Inc.
                       15821 Ventura Boulevard, Suite 675
                                Encino, CA 91436
                                 (818) 461-4163
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

                                  ------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------
Title of Each                                   Proposed Maximum         Proposed Maximum
Class of Securities              Amount to       Offering Price              Aggregate            Amount of
to be Registered               be Registered      Per Share(1)           Offering Price(1)     Registration Fee
----------------------------------------------------------------------------------------------------------------
Common Stock, no par value      6,053,435            $4.41                  $26,695,648           $7,045(2)
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended and based on the average of the high and low prices for the common stock on November 27, 2000, as reported on Nasdaq.

(2)  Registrant has previously paid $8,377.38

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED November 27, 2000



PROSPECTUS



                        6,053,435 SHARES OF COMMON STOCK



                              STAN LEE MEDIA, INC.


                                 --------------




     The stockholders of Stan Lee Media, Inc. listed in this prospectus may offer for sale, from time to time, 6,053,435 shares of our common stock under this prospectus. We will not receive any part of the proceeds from such sales. The price of the offered securities will be determined by the selling stockholders, and will vary depending upon the method of distribution employed by the selling stockholder. We believe that the price will be based upon the price of our common stock reported on the Nasdaq SmallCap Market.



     Our common stock is listed on the Nasdaq SmallCap Market under the trading symbol "SLEE." On November 1, 2000, the closing price of one share of our common stock on the Nasdaq SmallCap Market was $9.25.


     AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 1 OF THIS PROSPECTUS.




     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







               The date of this prospectus is November 27, 2000.

                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                                  PAGE
Risk Factors.....................................................  1
Special Note Regarding Forward-Looking Statements................  9
Use of Proceeds..................................................  9
Selling Stockholders............................................. 10
Plan of Distribution............................................. 12
Experts.......................................................... 13
Legal Matters.................................................... 13
Where You Can Find More Information.............................. 13
Incorporation by Reference....................................... 13

                                  RISK FACTORS

You should carefully consider the following risks as well as the other information contained or incorporated by reference in this prospectus before purchasing our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                          RISKS RELATED TO OUR BUSINESS

DUE TO OUR LIMITED OPERATING HISTORY, IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS.


     We commenced operations in August 1999 and launched our "hub" web site stanlee.net in February 2000. Accordingly, we have only a limited operating history upon which you can evaluate our business and prospects. An investor in our common stock must consider the risks, expenses and difficulties that we face. These risks and difficulties include our ability to:

- attract a larger audience of users to our web-based entertainment offerings;
- successfully license our entertainment franchises on offline media and products;
-    increase awareness of our brand;
- offer compelling on-line and off-line content, services and e-commerce opportunities; and
- respond effectively to the offerings of competitive entertainment providers on the Internet.

     If we fail to address adequately any of these risks or difficulties our business would likely suffer.


WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOW AND ANTICIPATE CONTINUED
LOSSES


     As of June 30, 2000, we had an accumulated deficit of $20.8 million. We have not achieved profitability and expect to continue to incur net losses in 2000 and subsequent fiscal periods. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures in areas such as expansion of our network, advertising, brand promotion, content development, sales and marketing, and operating infrastructure. We will need to generate even more substantial revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.


IF WE ARE UNABLE TO ATTRACT ADDITIONAL CAPITAL, OUR GROWTH WILL BE LIMITED.

     Our ability to implement our business plans will depend on a number of factors, including our ability to raise substantial additional capital. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these

3newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance content, features or services, or otherwise respond to competitive pressures would be significantly limited. We have no commitments with respect to any additional financing and there can be no assurance that any such funds will be available on acceptable terms or otherwise.


THE CONVERSION OF SOME OF OUR SECURITIES FOR COMMON STOCK COULD RESULT IN SUBSTANTIAL DILUTION AND A SIGNIFICANT DECLINE IN THE PRICE OF OUR COMMON STOCK


     We have issued $2,500,000 initial principal amount of 6% Convertible Debentures and 4,000 shares of our Series B 4% Cumulative Convertible Preferred Stock. The holders of these securities have the right convert at a floating rate based on the market price of our common stock, provided the conversion price may not exceed $13.13 per share, in the case of the debentures, and $11.11, in the case of the preferred stock, subject to adjustment. As a result, the lower the price of our common stock at the time of conversion, the greater the number of shares of our common stock the holders will receive.

     To the extent these securities are converted a significant number of shares of common stock may be sold into the market, which could decrease the price of our common stock and encourage short sales by selling securityholders or others. Short sales could place further downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of these securities, sales of which could further depress the price of our common stock.

     The conversion of these securities may result in substantial dilution to the interests of other holders of our common stock. Even through no selling securityholder may convert its convertible securities if upon such conversion the selling securityholder together with its affiliates would have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of series B preferred shares which have not been converted and upon exercise of warrants which have not been exercised, this restriction does not prevent a selling securityholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling securityholder could eventually sell more than 9.99% of our outstanding common stock while never holding more than 9.99% at any specific time.


THE LOSS OF THE SERVICES OF STAN LEE COULD ADVERSELY AFFECT OUR BUSINESS


     A key element of our strategy is to associate our company with Stan Lee, Chairman of the Board and Chief Creative Officer of our company. We are a party to an exclusive lifetime agreement with Stan Lee which provides us with ownership in perpetuity to Mr. Lee's name, likeness, brand and signature slogans, along with rights to all intellectual property that will hereafter be created by Stan Lee. We believe that we can use this association to access Stan Lee's large fan base. While we believe Stan Lee's acceptance by users in traditional media will transfer to this new web-based entertainment medium, our product is new and there can be no assurance that it will be embraced similarly. In addition, Stan Lee is now 77 years old. A loss of Stan Lee's services or a material reduction in his ability to perform such services could materially adversely affect our business, results of operations and financial condition.

A FAILURE TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH GLOBALLY RECOGNIZED LEADERS IN NICHE MARKETS AND OFFLINE PUBLISHING/MEDIA PARTNERS MAY HARM OUR BUSINESS

     We depend on establishing and maintaining strategic relationships for the co-creation of super hero franchises and brand extensions of globally recognized leaders in niche markets along with strategic relationships with offline publishing/media companies in order to diversify our product and audience demographics. Our business, results of operations and financial condition could be materially adversely affected if we do not establish additional, and maintain existing, strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in an increase in the number of visitors to our web site or marketability of our entertainment franchises in offline markets.

FAILURE TO EFFECTIVELY MANAGE OUR GROWTH AND EXPANSION COULD ADVERSELY AFFECT OUR BUSINESS


     We have experienced rapid growth in our operations. Our rapid growth has placed, and our anticipated future growth will continue to place, a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our managerial controls and procedures and operational and financial systems. In addition, our future success will depend on our ability to expand, train and manage our workforce, in particular our content creation, production, advertising, sales and business development staff. At June 30, 2000, we had a total of 138 full-time employees, as compared to 85 full-time employees at December 31, 1999. We expect that the number of our employees will continue to increase in the near term. We will need to integrate these employees into our workforce successfully. We cannot assure you that we have made adequate allowances for the costs and risks associated with this expansion, that our systems, procedures or controls will be adequate to support our operations, or that our management will be able to successfully offer and expand our services. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely affected.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY

     We regard our trademarks, copyrights and similar trade secrets as critical to our success. To protect our rights to our intellectual property, we rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, consultants, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered certain trademarks in the United States and we have pending applications for such trademarks in certain foreign countries. As we continue to develop new franchises, we intend to continue our substantial trademark registration program in the United States and internationally. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

     Other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. We incorporate licensed third-party technology in some of our services. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

ANY FUTURE ACQUISITIONS WE MAKE OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND/OR THE DISTRACTION OF OUR MANAGEMENT, DUE TO DIFFICULTIES IN ASSIMILATING ACQUIRED PERSONNEL AND OPERATIONS

     We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time we engage in discussions and negotiations with companies regarding our acquiring or investing in such companies' businesses, products, services or technologies, and we regularly engage in such discussions and negotiations in the ordinary course of our business. Some of those discussions also contemplate the other party making an investment in our company. We cannot assure you that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.




CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT OUR STOCKHOLDERS

     At July 28, 2000, our officers, directors and greater-than-five-percent stockholders (and their affiliates), in the aggregate, beneficially owned approximately 53.9% of the outstanding common stock. As a result, these persons, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of the common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Certain matters discussed under the captions "Risk Factors" and "The Company" and elsewhere in this prospectus or in the information incorporated by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.


     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to rely too heavily on these forward-looking statements. The forward-looking statements by their nature are not intended to be definitive predictions of future events.

                                 USE OF PROCEEDS


     All net proceeds from the sale of the shares of our common stock will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the shares of our common stock by the selling stockholders. All proceeds received by us from the exercise of warrants owned by selling stockholders which is estimated to be $3,479,000 shall be used for general corporate purposes.

                              SELLING STOCKHOLDERS

     The selling stockholders obtained their shares of our common stock as a result of private placement transactions. In these private placement transactions, we agreed to register the shares of our common stock issued to the selling stockholders as well as shares of our common stock issuable to the selling stockholders through the exercise of warrants or conversion of convertible securities, as the case may be. Our registration of shares of our common stock does not necessarily mean that the selling stockholders will sell all or any of their shares of our common stock.

     The following table sets forth information about the shares of our common stock that are owned by the selling stockholders as of the date of this prospectus or which can be acquired by the stockholders, through exercise of warrants or conversion of other securities. The number of shares of our common stock owned by the selling stockholders, as set forth in each column below, assumes that all convertible securities, such as warrants and convertible preferred stock, acquired by a stockholder, are converted into or exercised for common stock as of September 18, 2000, without regard to any restrictions or limitations contained in such securities.


     The "Percentage of Outstanding Shares Owned" column is based upon the 14,691,521 shares of common stock as of November 27, 2000, giving effect to a 10% stock dividend. The number of shares being offered by Augustine Fund, L.P. represents approximately two times the actual number of shares beneficially owned on the date of this prospectus. In addition, the number of shares offered by Elliott Associates, L.P. and Westgate International, L.P. represents approximately one hundred percent of the actual number of shares of our common stock held by such shareholders plus two hundred percent of the number of shares of common stock underlying the preferred stock and warrants held by such shareholders, assuming a conversion price for such preferred stock equal to 83% of the closing price on Nasdaq for a share of common stock on November 27, 2000 and no interest accrual. We are registering these additional shares in accordance with our contractual obligations to these selling stockholders and in order to ensure that sufficient shares are registered in the event that the floating conversion features of the convertible securities held by the stockholders result in a greater number of shares being issued.


                                                                        PERCENTAGE OF
                                                          SHARES BEING   OUTSTANDING
       NAME OF SELLING STOCKHOLDER                          OFFERED     SHARES OWNED
-------------------------------------------               ------------  -------------
William & Shrina L. Bauman                                   18,425          *
Irving C. Siegel & Patricia Q. Siegel JTWROS                 66,333          *
Compton Family Trust                                         60,556          *
Charles J. Blomme                                            49,500          *
Michael H. Edwards 1994 Revocable Trust                      22,000          *
William J. & Patricia J. Wilkinson                           36,853          *
Kenneth B. Avery                                             18,333          *
Kenneth R. & Deborah L. Hubbert                              18,425          *
Adrian Turcotte                                              11,056          *
Steven Patrick                                                7,333          *
Shannah L. Compton                                            2,200          *
Cameron L. Compton                                            2,200          *
Morton Feldman                                               11,056          *
Frederick W. Howarth                                         22,000          *
Frances S. Masters                                           11,056          *
Lynne K. Masters                                              6,633          *
Lon & Jaye Getlin                                             7,370          *
Michael Joseph Getlin                                           736          *
Stanley Compton                                               2,778          *
Mohammed Soltani                                              9,581          *
Kenneth G. Montgomery                                         4,422          *
Kenneth Bald                                                 33,056          *
Charlotte & Donald Bernstein                                  2,211          *
Eddie Alexander                                               2,211          *


                                                                        PERCENTAGE OF
                                                          SHARES BEING   OUTSTANDING
       NAME OF SELLING STOCKHOLDER                          OFFERED     SHARES OWNED
-------------------------------------------               ------------  -------------
Karen Alexander                                               2,211         *
Edith A. Pope                                                 7,333         *
Kevork K. Tashjian                                           18,425         *
Bonner W. Adams, Trustee B.W. Adams Enterprises, Inc.
   Defined Benefit Pension Plan                              36,851         *
Edward Powell                                                 7,370         *
George Cibaud                                                 7,370         *
Andrew J. Brindock                                            4,422         *
Broomberg Family Trust                                       22,000         *
Boyd Willat                                                  14,814         *
William David Hooper, Jr., Trustee,
   WWM Part. Trust                                            2,211         *
Mark L. Hendler                                               7,333         *
VMR Luxembourg S.A                                          406,789        2.74%
Jose Abadin                                                  39,013         *
John Galt Fund, L.P.                                        112,832         *
Asset Management Holdings Co.                                31,342         *
Zurich HRR Master Hedge Fund Index Ltd.                      12,537         *
Dorodo Capital Partners L.P.                                 41,791         *
The Balboa Fund L.P.                                        104,475         *
Carmen Italia                                                20,894         *
Laurence Dunn                                                10,447         *
Augustine Fund, L.P.                                      2,353,264        7.42
Elliott Associates, L.P.                                  1,085,168        3.79
Westgate International, L.P.                              1,085,168        3.79
Toon Boom Technologies, Inc.                                 33,333         *
World Network, Inc.                                          41,250         *
Continental Entities                                         68,750         *
Cyberworld International Corporation                         27,500         *
Delano Group Securities                                      22,222         *
                                                          ---------       -----
Total                                                     6,053,435       25.22%


* Less than 1%.

                              PLAN OF DISTRIBUTION

     We are registering shares of our common stock on behalf of the selling stockholders. As used herein, "selling stockholders" include donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The names of any donees or pledgees will be identified in post-effective amendments to the registration statement of which this prospectus forms a part. The selling stockholders or their respective successors in interest may offer their shares of our common stock at various times, depending on market conditions and other factors, in one or more transactions on any of the United States securities exchanges where our capital stock is listed, the Nasdaq Stock Market, in the over-the-counter market or in transactions other than on such exchanges or in the over-the-counter market or in privately negotiated transactions. The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at negotiated prices or at fixed prices. The selling stockholders may offer their shares of our common stock in any manner permitted by law, including through underwriters, brokers, dealers or agents and directly to one or more purchasers. Sales of the shares of our common stock may involve:

     o sales to underwriters who will acquire the shares of our common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale;

     o block transactions in which the broker or dealer engaged will attempt to sell the shares of our common stock as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

     o an exchange distribution in accordance with the rules of any such exchange;

     o ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

     o    direct sales to purchasers without a broker or dealer.

     Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commission from the selling stockholders and/or purchasers of shares of our common stock for whom they may act as agents (which compensation may be in excess of customary commissions). The selling stockholder and any broker or dealer that participates in the distribution of shares of our common stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares of our common stock positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event any selling stockholder engages an underwriter in connection with the sale of the shares of our common stock, if required, a prospectus supplement will be distributed, which will set forth the number of shares of our common stock being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

     In addition, the selling stockholders may from time to time sell shares of our common stock in transactions under Rule 144 promulgated under the Securities Act, may engage in short sales and other transactions in the common stock or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the common stock offered under this prospectus in connection with such transactions.

     In accordance with the terms of the Private Placement Transactions, we will pay all registration expenses in connection with the registration of the shares of our common stock. We and the selling stockholders have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act.

                                     EXPERTS

     The consolidated financial statements and related consolidated financial statement schedule of Stan Lee Media, Inc. and its consolidated subsidiaries included in Stan Lee Media Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1999, which is incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by BDO Seidman, LLP, as stated in their report and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Brownstein Hyatt & Farber, P.C., Denver, Colorado.

                       WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Web site at "http://www.sec.gov."


                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

     1.   Annual Report on Form 10-KSB for the fiscal year ended December 31,
          1999.


     2. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     3. Current Report on Form 8-K dated July 31, 2000, August 18, 2000, September 12, 2000 (as amended on November 13, 2000), October 27, 2000 and November 13, 2000.






     4. The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 29, 1996, under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

         Stan Lee Media, Inc.
         15821 Ventura Boulevard, Suite 675
         Encino, CA  91436
         Attn:  Corporate Secretary
         (818) 461-4163

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           [STAN LEE MEDIA, INC. LOGO]

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

             ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following expenses (other than the Securities and Exchange Commission (the "Commission") filing fee) are estimated.

Commission registration fee........................................$ 8,377.38
Printing and engraving expenses....................................  1,500.00
Accountants' fees and expenses.....................................  1,000.00
Attorneys' fees and expenses....................................... 30,000.00
Miscellaneous...................................................... 10,000.00

       Total.......................................................$50,877.38


     Stan Lee Media, Inc. (the "Company") will pay all registration expenses in connection with the registration of the shares of the Company's common stock.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Colorado corporation. Section 7-108-402 of the Colorado Business Corporation Act (the "CBCA"), as amended, allows a corporation to eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that a corporation shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any breach of the director's duty of loyalty to the corporation or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in section 7-108-403, or any transaction from which the director directly or indirectly derived an improper personal benefit. Sections 7-109-102 to 7-109-110, inclusive, of the CBCA allows a corporation to indemnify its directors, officers, employees, fiduciaries and agents against liability incurred in any proceeding to which they are made parties by reason of being or having served in such capacities, subject to specified conditions and exclusions; to pay for reasonable expenses incurred by such persons in such proceedings; to mandate indemnification of directors and officers who are successful on the merits; and to obtain directors' and officers' liability insurance.

     The Company's Articles of Incorporation provide that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for voting or assenting to a distribution in violation of section 7-106-401 of the CBCA or the Articles of Incorporation, subject to certain limitations and exceptions, or (iv) for any transaction from which the director derives any improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify, with certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company (or another entity at the request of the Company), against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interest, or (ii) in all other cases (except criminal cases) that his conduct was at least not opposed to the Company's best interest, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In addition, the Company's Articles of Incorporation provide that the Company shall have the authority, to the maximum extent permitted by law, to purchase and maintain insurance providing such indemnification.

     The Company has entered or intends to enter into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, will provide for indemnification of the Company's directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at the Company's request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 16.  LIST OF EXHIBITS.

   EXHIBIT
   NUMBER     DESCRIPTION
   -------    -----------

     4.1**    Articles of Incorporation of the Company (Exhibit 3.1 (1)).
     4.2      Amendment to the Articles of Incorporation of the Company dated
              August 12, 1999 (Exhibit 3.2 (1)).
     4.3      Amendment to the Articles of Incorporation of the Company dated
              November 5, 1999 (Exhibit 3.3 (1))
     4.4      By-Laws of the Company (Exhibit 3.4 (1)).
     5.1**    Opinion of Brownstein Hyatt & Farber, P.C.
    23.1**    Consent of Brownstein Hyatt & Farber, P.C. (included in Exhibit
              5.1).
    23.2*     Consent of BDO Seidman LLP.
    24.1**    Power of Attorney (included on the signature pages hereto).

------------

(1) Incorporated by reference to the designated exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

-------------
*  Filed herewith.
** Previously filed.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Encino, State of California, on November 27, 2000.


                                   STAN LEE MEDIA, INC.


                                    By /s/ KENNETH S. WILLIAMS
                                       ----------------------------------------
                                         Name:  Kenneth S. Williams
                                         Title: President and Chief Executive
                                                Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




     SIGNATURE                                   TITLE                            DATE
     ---------                                   -----                            ----

/s/ KENNETH S. WILLIAMS              President and Chief Executive Officer     November 27, 2000
-----------------------------        and Director (Principal executive
Kenneth S. Williams                  officer)

/s/ ROBERT M. SCHULTZ*               Vice President-Finance                    November 27, 2000
-----------------------------        (Principal Financial and
Robert M. Schultz                    Accounting Officer)

/s/ STAN LEE*                        Chairman, Chief Creative Officer          November 27, 2000
-----------------------------        and Director
Stan Lee

/s/ NELSON S. THALL*                 Director                                  November 27, 2000
-----------------------------
Nelson S. Thall


     SIGNATURE                                   TITLE                            DATE
     ---------                                   -----                            ----

/s/ ARTHUR E. SCHRAMM, JR.*          Director                                  November 27, 2000
-----------------------------
Arthur E. Schramm, Jr.

-----------------------------        Director
Lars F. Hellmont

* By Kenneth S. Williams,
  As attorney-in-fact.

                                  EXHIBIT INDEX


EXHIBIT NUMBER    DESCRIPTION
--------------    -----------
     4.1**       Articles of Incorporation of the Company (Exhibit 3.1 (1)).
     4.2         Amendment to the Articles of Incorporation of the Company dated
                 August 12, 1999 (Exhibit 3.2 (1)).
     4.3         Amendment to the Articles of Incorporation of the Company dated
                 November 5, 1999 (Exhibit 3.3 (1))
     4.4         By-Laws of the Company (Exhibit 3.4 (1)).
     5.1**       Opinion of Brownstein Hyatt & Farber, P.C.
    23.1**       Consent of Brownstein Hyatt & Farber, P.C. (included in Exhibit
                 5.1).
    23.2*        Consent of BDO Seidman LLP.
    24.1**       Power of Attorney (included on the signature pages hereto).

------------

(1) Incorporated by reference to the designated exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

-------------
*  Filed herewith.
** Previously filed.